EXHIBIT 5.1

[LETTERHEAD OF THE OTTO LAW GROUP PLLC]

August 20, 2007

IAS Energy, Inc.
#240-11780 Hammersmith Way
Richmond, British Columbia V7A 5E9
Attn: Board of Directors

Re:	Registration Statement on Form S-8 of IAS Energy Inc.
Amended Stock Option Plan

Lady and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) executed by you on August 20, 2007, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an additional One Million Five Hundred Thousand (1,500,000) shares of your Class A common stock (the “Common Stock”), which will be issuable under the IAS ENERGY, INC. 1996 Stock Option Plan, as amended November 21, 2000 (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

THE OTTO LAW GROUP PLLC

/s/ James L. Vandeberg

James L. Vandeberg